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                                                                   EXHIBIT 10.41


                              SEPARATION AGREEMENT
                               AND GENERAL RELEASE

         THIS SEPARATION AGREEMENT AND GENERAL RELEASE ("Agreement") is between EDAC TECHNOLOGIES CORPORATION (the "Company") and RONALD G. POPOLIZIO ("Employee").

                                    RECITALS

         The Company and Employee desire to affect a final resolution and settlement of all matters and issues relating directly or indirectly to Employee's employment with the Company and his November 22, 2002, separation from that employment, and have arrived at a compromise of all such matters in this Agreement.

                                   AGREEMENTS

         1. Termination of Employment Agreement, Change of Control Agreement and Employment. Employee acknowledges and agrees that the June 23, 1999 Employment Agreement between Employee and the Company, a copy of which is attached as Exhibit A, the January 29, 1999 Change of Control Agreement, a copy of which is attached as Exhibit B, and Employee's employment by the Company, will all terminate effective November 22, 2002. Employee acknowledges and agrees that he has received timely and appropriate notice from the Company of the termination of the Employment Agreement, the Change of Control Agreement and his employment. Employee further acknowledges that the Company was entitled to terminate his employment pursuant to the Employment Agreement and the Change of Control Agreement, and that he is not otherwise entitled to any further payments pursuant to the Employment Agreement or the Change of Control Agreement, or to the consideration called for by this Agreement.

         2. Expense Reimbursement. Employee agrees that he will submit to the Company a completed expense account form on or before December 31, 2002. The Company shall reimburse Employee for all outstanding authorized business expenses incurred by Employee through and including November 22, 2002, consistent with the Company's normal business expense reimbursement practices. Employee acknowledges and agrees that, with that payment, he will be entitled to no additional expense reimbursement from the Company.

         3. Acknowledgment of Full Compensation. Employee acknowledges and agrees that, with the payment by the Company to Employee on December 1,



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2002 of $4,644.23, less ordinary tax withholding and all required deductions, an amount representing seven days of accrued vacation, Employee will have received all the vacation pay owed by the Company to Employee through and including November 22, 2002. Employee further acknowledges and agrees that he has received from the Company all salary and wages, fringe benefits (including without limitation by enumeration bonuses and 401(k) plan contributions) and all other compensation owed by the Company to Employee through and including November 22, 2002, except for the one-week period ending November 22, 2002, which shall be paid on or before November 29, 2002, and that he is not entitled to any other compensation or payment from the Company arising out of Employee's employment with the Company or pursuant to the terms of either the Employment Agreement or the Change of Control Agreement, except for such vacation pay and such one-week pay.

         4. Separation Payment. Conditioned upon Employee's signing of this Agreement, expiration of the seven day revocation period without revocation, and Employee's properly executing and returning the attached acknowledgment form to the Company (Exhibit C) indicating his decision not to revoke this Agreement:

                  (i) The Company shall pay Employee a total gross separation payment of $129,375.00, less ordinary tax withholding and all required deductions. Employee shall receive nine (9) equal installments of $14,375.00 gross each, less ordinary tax withholding and all required deductions, with an installment payable on the first business day of each of nine consecutive months beginning on December 1, 2002 and ending on August 1, 2003, with the first such payment being due no earlier than the first regular business day following the expiration (without revocation) of the seven day revocation period, and only following the proper execution and return of the acknowledgement form attached as Exhibit C.

                  (ii) The Company will continue to allow Employee to use the vehicle currently being leased by the Company and in the possession of Employee for the remaining 32 months of the lease. The Company will continue to make monthly lease payments of $579.71 to the leasing company, with the first such payment due December 1, 2002 and the final such payment due July 1, 2005. Employee agrees to surrender the vehicle to the Company, at the Company's offices, on or before July 31, 2005. The Company acknowledges and agrees that it will obtain and maintain, at its expense, insurance coverage on the vehicle for the remainder of the lease. Employee agrees that he will be responsible for the maintenance of the vehicle, and will bear all costs of this maintenance. Employee agrees that he will be responsible for any mileage charges that result in the event that the vehicle is driven more than 48,750 miles in the aggregate. The Company



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agrees that it will be responsible for all state and local personal property taxes arising out of or otherwise related to the use of the vehicle.

                  (iii) Employee's 94,333 vested stock options will be exchanged for 28,400 new options exercisable at a strike price of $0.50, which must be exercised, if at all, prior to November 30, 2003.

                  (iv) The Company shall maintain a policy of Directors and Officers liability insurance with substantially the same coverage as currently exists, and shall extend such to Employee until such time as all applicable statutes of limitation have expired. The Company shall provide Employee evidence of such insurance as Employee may reasonably request from time to time.

                  (v) The Company shall pay Employee's legal counsel, Del Negro, Feldman & Volpe, an amount equal to the legal fees actually incurred and paid by Employee in connection with this matter, in an amount not to exceed $3,500.

                  (vi) The Company shall pay to Employee on December 1, 2002, the sum of $5,000 representing an outplacement services allowance.

                  (vii) The dental insurance, long term disability and life insurance coverage provided to Employee by the Company shall remain in force until August 31, 2003. The Company agrees that it will turn both the long term disability policy and the life insurance policy relating to such coverage over to Employee, so that Employee can renew either or both of the policies, at Employee's expense.

                  (viii) Employee shall be entitled to participate in the Company's Section 125 Plan in accordance with the terms of such Plan with respect to medical expenses and child care expenses until August 31, 2003.

No payment under this paragraph shall be deemed "compensation" for purposes of any of the Company's qualified retirement plans or other benefit programs. Payment under this paragraph does not entitle Employee to any retirement plan contributions by the Company for Employee's benefit or account. No payment under this paragraph shall be due before the expiration (without revocation) of the seven day revocation period, and only following the proper execution and return of the acknowledgement form attached as Exhibit C. The consideration specified in this paragraph is an amount to which Employee is not otherwise entitled, and constitutes additional consideration for Employee's release and waiver of potential claims identified in paragraph 7 below, including without limitation a potential claim for age discrimination under the Age Discrimination in Employment Act,



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and additional consideration for the agreements made in paragraphs 14 and 15 below.

         5. Non-Disclosure. Until such time as this Agreement becomes a public document or until such time as disclosure is compelled by legal process, both parties agree that they will not disclose either the existence or particular provisions of this Agreement to anyone not a party to this Agreement without the other's prior written consent, unless required to do so by law. Notwithstanding the foregoing, Employee may disclose the terms to his spouse, the Company may disclose the terms to its officers, directors, legal staff and other management and issue a general press release announcing Employee's separation from employment, and both parties may disclose the terms to their attorneys or tax advisors to the extent such disclosure is reasonably necessary to enable such person to perform his/her duties. Should Employee choose to divulge the terms or conditions of this Agreement to his spouse, he shall insure that his spouse will be similarly bound to keep the same confidential. Should either party choose to divulge the terms or conditions of this Agreement to his or its legal counsel or tax advisor, he or it shall insure that they will be similarly bound to keep the same confidential. A breach of this paragraph by Employee's spouse shall be considered a breach of this paragraph by Employee. Further, a breach of this paragraph by either party's legal counsel or tax advisor shall be considered a breach of this paragraph by that party.

         6. Non-Admission of Liability. Neither this Agreement nor any action taken by the Company pursuant to it shall in any way be construed as an admission by the Company of any liability, wrongdoing, or violation of law, regulation, contract or policy regarding any of the Company's decisions and actions regarding the employment or separation from employment of Employee.

         7. Employee Releases the Company. For valuable consideration from the Company as stated above, Employee, for himself and his heirs, personal representatives, successors and assigns, hereby releases all claims of whatever nature that he may have against the Company, its affiliates, subsidiaries, predecessors, successors and assigns and its and their present, former or later insurers, agents, representatives, officers, administrators, directors and employees (collectively "Releasees"), which arise out of or are in any manner based upon or related to the employment relationship between Employee and the Company, and the end of that relationship, and from all other claims or liabilities of any nature whatsoever which have arisen from any occurrence, transaction, omission or communication which transpired or occurred at any time before or on the date of this Agreement; provided, however, that this Agreement will not prevent any party from asserting a claim against the other party in the event the other party breaches this Agreement.



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                  Without limitation to the foregoing, Employee specifically releases, waives and forever discharges the Releasees from and against all liabilities, claims, actions, demands, damages and costs of every nature, whether known or unknown, asserted or unasserted, which arise under the State of Wisconsin Fair Employment Act; the Connecticut Human Rights and Opportunities Law; the Connecticut Reproductive Hazards Law; Wisconsin and Connecticut wage and hour laws; the Connecticut Equal Pay Law; the Connecticut Age Discrimination and Employee Insurance Benefits Law; the Connecticut Family and Medical Leave Law; the Connecticut Family and Medical Leave Rules; Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act (29 U.S.C. Section 621 et seq.); the Americans With Disabilities Act; the Fair Labor Standards Act; the Equal Pay Act; or arising under any other local, state or federal statute, ordinance, regulation or order, or which involve a claim or action for wrongful discharge, tortious interference with a business relationship, breach of contract (express or implied) and/or any other tort or common law cause of action including, but not limited to, any cause of action alleging that the Company breached the Employment Agreement or the Change of Control Agreement. It is further agreed that Employee does not hereby release the Company from any obligation that the Company may have to indemnify Employee pursuant to the Articles of Incorporation or By-Laws of the Company as in effect as of the date hereof, or the Agreement Regarding Indemnification between Employee and the Company dated as of June 27, 2002, a copy of which is attached as Exhibit D.

                  This waiver and release does not affect those rights or claims which arise after the execution of this Agreement.

         8. The Company Releases Employee. On behalf of itself and any subsidiary companies, the Company hereby releases all claims of whatever nature that it, or they, might have against Employee which arise out of or are in any manner based upon the employment relationship between Employee and the Company, or Employee's performance as an officer and/or director of the Company, and subsidiary of the Company, or any employee benefit plan maintained by the Company, and the conclusion of any such relationship, and from all other claims or liabilities of any nature whatsoever that have arisen from any occurrence, transaction, omission or communication which transpired or occurred at any time before or on the date of this Agreement; provided, however, that this Agreement will not prevent any party from asserting a claim against the other party in the event that the other party breaches this Agreement. This waiver and release does not affect those rights or claims which arise after the execution of this Agreement, or which arise as a result of a breach of this Agreement.



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         9. No Reinstatement, Reemployment or Rehire. Employee expressly declines reinstatement, reemployment or rehire by the Company and waives all rights to claim such relief and agrees never to seek or apply for employment with the Company or with any of its related entities in the future. If he should do so, he agrees that he has no entitlement to employment and may be denied such on the basis of this Agreement.

         10. No Pending Matters. Employee warrants and represents that he has not filed any pending complaint, charge, claim or grievance concerning his compensation, termination or terms and conditions of employment against the Company with any local, state or federal agency, court or commission, and that if any agency, commission or court assumes jurisdiction of any such complaint or charge on behalf of Employee, he will request that agency, commission, or court to dismiss such proceeding. Similarly, the Company warrants and represents that it has not filed any pending complaint, charge, claim or grievance against Employee with any local, state or federal agency, court or commission, and that if any agency, commission or court assumes jurisdiction of any such complaint or charge on behalf of the Company, the Company will request that agency, commission or court to dismiss such proceeding.

         11. Non-Disparagement. Employee agrees to maintain a positive and constructive attitude and demeanor towards the Company, its directors, officers, employees and agents, and agrees to refrain from making derogatory comments or statements of a negative nature about the Company, its directors, officers, employees and agents, to anyone, including, but not limited to, current and former Company customers, employees, suppliers, vendors and referral sources. Similarly, the Company agrees that its officers and directors will maintain a positive and constructive attitude and demeanor towards Employee and will refrain from making derogatory comments or statements of a negative nature about Employee to anyone.

         12. Return of Company Property. Employee represents and agrees that he has returned any and all Company records, files, keys, keyless entry cards, documents, confidential or proprietary information, computer equipment, CD's, computer software programs, credit cards and any other property owned by or belonging to the Company in Employee's possession or under his control on or after November 30, 2002 without any originals or copies being kept by Employee or conveyed to any other person. Employee will be permitted to retain his company provided cell phone. However, Employee agrees that he will obtain, at Employee's expense, service for the phone and a new phone number. Employee will bear all costs associated with the use of this phone.



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         13. Continued Assistance. Employee agrees that, between November 25,
2002 and February 28, 2003, Employee shall be available on a standby basis, at reasonable times and subject to any time constraints that may be imposed by a subsequent employer, to act as a consultant to the Company with respect to all aspects of the Company's business and operations. Consulting services, when provided hereunder, will be performed at such times and places as reasonably requested by the President of the Company. Employee will use best efforts in the performance of his duties under this section. In consideration of the services to be performed by Employee and Employee making himself available to provide such services, the Company shall pay to Employee the amount of $20,000 (the "Consulting Fee"). The Consulting Fee shall be payable in two (2) equal installments of $10,000, with the first installment due on or before January 31, 2003 and the second and final installment due on or before February 28, 2003, regardless of the timing or amount of the consulting services actually provided. In the event Employee provides more than 160 hours of consulting services for the Company between the date of this Agreement and February 28, 2003, Consultant shall be paid $125 for each approved hour of consulting services provided by Employee to the Company pursuant to this section in excess of 160 hours (the Hourly Consulting Fee"). The Company will pay the Hourly Consulting Fee to Employee promptly after receiving an invoice from Employee that specifies in reasonable detail the number of hours worked by Employee and the tasks performed during each such hour. The Company shall be responsible for remitting directly any applicable sales or use taxes.

         14. Noncompetition. The parties agree that the Company's customer contacts and relations are established and maintained at great expense and that by virtue of Employee's employment with the Company, Employee has had unique and extensive exposure to and personal contact with the Company's customers, and that he has been able to establish a unique relationship with those individuals and entities that would enable him to unfairly compete with the Company. Further, the parties agree that the terms and conditions of the following covenants are reasonable and necessary for the protection of the Company's business, trade secrets and Confidential Information (as described in paragraph 15 below) and to prevent great damage or loss to the Company as a result of action taken by Employee. Accordingly, in exchange for the consideration provided in paragraph 4 of this Agreement, Employee covenants and agrees that, for a period of one year following his November 22, 2002 termination from the Company, he shall not, directly or indirectly, in any capacity substantially similar to the capacity in which he performed services for the Company and in any geographic area in which the Company does business:



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         (i)      canvass, contact, solicit or service, for the purpose of
                  providing competitive services or business of a type provided by the Company, any "Active Customers" of the Company;

         (ii) request or advise any "Active Customers," or any suppliers or vendors, of the Company who currently have, or have had, business relationships with the Company within 12 months preceding Employee's November 22, 2002 termination of employment, to withdraw, curtail or cancel any of their business or relations with the Company; or

         (iii) induce or attempt to induce any employee of the Company to terminate his relationship or breach any agreement with the Company.

                  "Active Customers" shall mean any customer which Employee personally solicited or serviced during the one-year period immediately preceding the termination of his employment with the Company, and any prospective customer of the Company that Employee personally attempted to service during the one-year period immediately preceding the termination of his employment with the Company. The parties agree that a sufficient geographical component is part of this noncompetition agreement because it is limited to the geographic areas in which the Company does business and to Active Customers. The parties also agree that Active Customers as described above do not comprise the total number of the Company's customers or prospective customers, that they represent a small percentage of all potential customers in the industry, and that the restrictions in this paragraph will not prevent Employee from working in the industry in Connecticut or any other area.

         15. Confidential Information. The parties acknowledge that the Company has created at great expense strategic plans, methods, financial information, customer and supplier lists, procedures, operations, techniques, customer profiles, pricing policies, personnel data and other similar confidential and proprietary information, and has received from its customers certain confidential and proprietary information (collectively, the "Confidential Information"). The parties further acknowledge that the Company has taken and will continue to take actions to protect its Confidential Information. Accordingly, in consideration for the benefits described in paragraph 4 of this Agreement, Employee agrees that until the sooner of (i) such time as the Confidential Information becomes generally available to the public through no fault of Employee, (ii) such time as the Confidential Information no longer provides a benefit to the Company, or (iii) two years after Employee's November 22, 2002



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termination of employment from the Company, Employee will not, in any capacity, use or disclose, or cause to be used or disclosed, in any geographic area in which the Company does business, any Confidential Information he acquired while employed by the Company; provided, however, that Employee shall be entitled to make such disclosures as may be compelled by legal process, but shall be required to provide the Company with prompt notice of any such demand upon Employee.

         16. Law of Torts and Trade Secrets. The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

         17. Employee Announcement. Both parties agree that the EDAC Personnel Announcement attached as Exhibit E will be used to announce Employee's separation from employment to the Company's employees.

         18. Binding Agreement. This Agreement shall be binding upon Employee and upon his heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of the Releasees and to their heirs, administrators, representatives, executors, successors and assigns.

         19. Severability. It is understood and agreed that the provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions herein shall not affect the validity and enforceability of the other provisions herein.

         20. Complete and Exclusive Agreement. The parties understand and agree that this Agreement is final and binding and constitutes the complete and exclusive statement of the terms and conditions of settlement, that no representations or commitments were made by the parties to induce this Agreement other than as expressly set forth herein and that this Agreement is fully understood by the parties. This Agreement may not be modified or supplemented except by a subsequent written agreement signed by the party against whom enforcement is sought.

         21. Consideration Period. Employee represents and agrees that he has had the opportunity and time to consult with legal counsel concerning the provisions of this Agreement and that the Company has given him up to twenty-one
(21) days to consider this Agreement.



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         22. Company Right to Revoke. Employee understands and agrees that the
Company has the right to revoke its offer of settlement at any time prior to Employee's execution of this Agreement and the Company's receipt of this Agreement from Employee, for any reason, including without limitation Employee's making of derogatory comments or statements of a negative nature about the Company, its directors, officers, shareholders, employees and agents, to anyone, including, but not limited to, current and former Company customers, employees, suppliers, vendors and referral sources.

         23. Acknowledgment. The undersigned parties acknowledge and agree that they have carefully read the foregoing document, that a copy of the document was available to them prior to execution, that they understand its contents including its release of claims, that they have been given the opportunity to ask any questions concerning the Agreement and its contents, and have signed this Agreement as their free and voluntary act.



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         IN WITNESS WHEREOF, the parties herein executed this Separation
Agreement and General Release as of the date appearing next to their signatures.

                                       EDAC TECHNOLOGIES CORPORATION

Date: November 22, 2002                By: /s/ Dominick A. Pagano
      -----------------                    -------------------------------------
                                       Its: President & CEO
                                            ------------------------------------

CAUTION: THIS IS A RELEASE. THE COMPANY HEREBY ADVISES EMPLOYEE TO CONSULT WITH AN ATTORNEY AND READ IT BEFORE SIGNING. THIS AGREEMENT MAY BE REVOKED IN WRITING
       BY EMPLOYEE WITHIN SEVEN (7) DAYS OF HIS EXECUTION OF THE DOCUMENT.

Dated: 11/22/02                        /s/ Ronald G. Popolizio
       --------                        -----------------------------------------
                                           Ronald G. Popolizio



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                                    EXHIBIT A

                              EMPLOYMENT AGREEMENT



                                [To be attached.]



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                                    EXHIBIT B

                           CHANGE OF CONTROL AGREEMENT



                                [To be attached.]



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                                    EXHIBIT C

                          SEVEN DAY RIGHT TO REVOCATION
                               ACKNOWLEDGMENT FORM


         I, Ronald G. Popolizio, hereby acknowledge that EDAC Technologies Corporation has tendered a Separation Agreement and General Release offer which I voluntarily agreed to accept on December 2__, 2002, a date at least seven days prior to today's date.

         I certify that seven calendar days have elapsed since my voluntary acceptance of the above-referenced offer (i.e., seven days have elapsed since the above date), and that I have voluntarily chosen not to revoke my acceptance of the above-referenced Separation Agreement and General Release.

         Signed this 2__ day of December, 2002 at Farmington, CT_________.

                                       /s/ Ronald G. Popolizio
                                       -----------------------------------------
                                           Ronald G. Popolizio



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                                    EXHIBIT D

                       AGREEMENT REGARDING INDEMNIFICATION



                                [To be attached.]



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                                    EXHIBIT E

                           EDAC PERSONNEL ANNOUNCEMENT



                                [To be attached.]



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